Filed Pursuant to Rule 433
                                                         File No.: 333-131262-01

This material is for your private information, and Wachovia Capital Markets, LLC, BB&T Capital Markets, a division of Scott & Stringfellow, Inc., Credit Suisse Securities (USA) LLC and Nomura Securities International, Inc. (collectively, the "Underwriters") are not soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC (SEC File No. 333-131262) for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8am-5pm EST). The certificates referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. As a result of the foregoing, you may commit to purchase offered certificates that have characteristics that may change, and you are advised that all or a portion of the offered certificates may not be issued that have the characteristics described in these materials. Our obligation to sell offered certificates to you is conditioned on the offered certificates that are actually issued having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the depositor nor any Underwriters will have any obligation to you to deliver any portion of the certificates which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery. You have requested that the Underwriter provide to you information in connection with your consideration of the purchase of certain certificates described in this information. This information is being provided to you for informative purposes only in response to your specific request. The Underwriters described in this information may from time to time perform investment banking services for, or solicit investment banking business from, any company named in this information. The Underwriters and/or their employees may from time to time have a long or short position in any contract or certificate discussed in this information. The information contained herein supersedes any previous such information delivered to you and may be superseded by information delivered to you prior to the time of sale. Notwithstanding anything herein to the contrary, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the United States federal, state and local income "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) and all materials of any kind (including opinions or other tax analyses) of the transaction contemplated hereby that are provided to you (or your representatives) relating to such tax treatment and tax structure, other than the name of the issuer or information that would permit identification of the issuer, and except that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the United States federal, state and local income tax treatment or tax structure of the transaction.

WBCMT 2005-C25
LOANS THAT BALLOON IN MONTH 119
LOAN GROUP 1

                                                                                           [LOGO]
                                                                                          WACHOVIA
                                                                                         SECURITIES

Property Name                             General Property Type   Balloon Amount   Remaining Term   IO Period
-------------                             ---------------------   --------------   --------------   ---------
415 Executive Center                             Office                4,397,731              119           0
5100 Hickory Hill Road                         Industrial              5,166,550              119           0
Bi-Lo Plaza                                      Retail                3,134,906              119           0
Cedarbrook Plaza                                 Retail               41,471,417              119          60
Cerritos College Square                          Retail               18,253,696              119          60
Chadwick West Shopping Center                    Retail                3,390,300              119          36
Citrus Tower Village                             Retail               15,551,809              119          36
Conn's - Goodwill Shopping Center                Retail                3,970,160              119          60
Fairfield Inn & Suites - Charleston, SC        Hospitality             2,126,703              119           0
Hampton Inn - Largo, MD                        Hospitality             8,179,208              119           0
Hercules Plaza                                   Office               60,961,911              119           0
Hilton Garden Inn - Napa, CA                   Hospitality             8,426,812              119           0
Homeplace of Burlington                        Healthcare              6,070,966              119          12
Independent Square                               Office               79,455,464              119          60
Marketplace at Westtown                          Retail               16,024,595              119          24
Marriott - Chicago, IL                         Hospitality           177,438,181              119          42
North Madison Corners                            Retail                4,185,196              119           0
Northside Johns Creek Medical                    Office                9,000,000              119         120
Paoli Shopping Center                            Retail               35,458,259              119          24
PGA National Office Center                       Office                6,335,308              119           0
Phillips Place Court                             Retail               44,500,000              119         120
 Piedmont Center Buildings 9-12                  Office               65,000,000              119         120
Prime Outlets - St. Augustine, FL                Retail               23,707,102              119          12
Rosenstar Retail Center                          Retail               10,544,668              119          36
Rosser International Building                    Office                3,239,590              119           0
Sherry Lane Place                                Office               33,788,562              119          12
Skagit Valley Square                             Retail               16,643,416              119          36
Sterling Plaza II                                Retail                3,613,176              119           0
Summit Medical Office                            Office               10,098,356              119           0
The Atrium Tower Office Building                 Office               13,100,801              119           0
The Paramount Building                          Mixed Use             39,500,000              119         120
Trade Centre Office Building                     Office               10,218,406              119          60
Walgreens - Decatur, IL                          Retail                3,552,750              119           0
West Goshen Town Center                          Retail               17,868,835              119          24


Property Name                             Cutoff Loan To Value    Debt Service Coverage
-------------                             --------------------    ---------------------
415 Executive Center                                     78.71%                    1.26
5100 Hickory Hill Road                                   79.45%                    1.23
Bi-Lo Plaza                                              78.33%                    1.31
Cedarbrook Plaza                                         73.83%                    1.22
Cerritos College Square                                  68.06%                    1.22
Chadwick West Shopping Center                            76.53%                    1.20
Citrus Tower Village                                     74.24%                    1.24
Conn's - Goodwill Shopping Center                        72.77%                    1.32
Fairfield Inn & Suites - Charleston, SC                  60.54%                    1.53
Hampton Inn - Largo, MD                                  68.98%                    1.52
Hercules Plaza                                           65.73%                    1.83
Hilton Garden Inn - Napa, CA                             66.51%                    1.40
Homeplace of Burlington                                  69.31%                    1.51
Independent Square                                       74.24%                    1.37
Marketplace at Westtown                                  80.00%                    1.20
Marriott - Chicago, IL                                   64.57%                    1.86
North Madison Corners                                    79.91%                    1.27
Northside Johns Creek Medical                            73.77%                    1.47
Paoli Shopping Center                                    77.37%                    1.20
PGA National Office Center                               52.39%                    1.33
Phillips Place Court                                     78.76%                    1.38
 Piedmont Center Buildings 9-12                          63.41%                    1.50
Prime Outlets - St. Augustine, FL                        78.30%                    1.26
Rosenstar Retail Center                                  76.97%                    1.25
Rosser International Building                            58.69%                    1.26
Sherry Lane Place                                        62.40%                    1.20
Skagit Valley Square                                     79.74%                    1.21
Sterling Plaza II                                        76.70%                    1.32
Summit Medical Office                                    76.05%                    1.32
The Atrium Tower Office Building                         78.60%                    1.28
The Paramount Building                                   15.96%                    5.46
Trade Centre Office Building                             78.57%                    1.31
Walgreens - Decatur, IL                                  76.24%                    1.20
West Goshen Town Center                                  77.00%                    1.23